EXHIBIT 99.1

DONEGAL GROUP INC. ANNOUNCES FINANCIAL IMPACT FROM ISABEL

Ralph G. Spontak
Senior Vice President and Chief Financial Officer
Phone (717) 426-1931
Fax   (717) 426-7009

                                                 For Immediate Release


         MARIETTA, Pennsylvania, September 26, 2003 - Donegal Group Inc. (Nasdaq: DGICA and DGICB) today reported that the financial impact of property claims from hurricane Isabel, net of reinsurance, will total approximately $1 million which will reduce net income by $650,000, or $.07 per share on a diluted basis, for the quarter ended September 30, 2003.

         "The Company's underwriting efforts to limit catastrophe exposures and our reinsurance programs are responding as designed and will limit the net financial impact to the Company to $650,000", stated Donald H. Nikolaus, President and CEO of the Donegal Companies.

         The Company will release its third quarter earnings on Wednesday October 15, 2003 and will hold an earnings release conference call on that date at 11:00 A. M. eastern time.

         All statements contained in this release that are not historic facts are based on current expectations. Such statements are forward looking (as defined in the Private Securities Litigation Reform Act of 1995) in nature and involve a number of risks and uncertainties. Actual results may vary materially. The factors that could cause actual results to vary materially include: The ability of the company to maintain profitable operations, the adequacy of the company's reserve for losses and loss adjusting expenses, business and economic conditions in the company's primary operating areas, competition from various insurance and non-insurance businesses, changes in regulatory requirements, and other risks that may be described from time to time in the reports Donegal is required to file with the Securities and Exchange Commission. Undue reliance should not be placed on any such forward looking statements.

         Donegal Group Inc. is a regional property-casualty insurance holding company doing business in 14 Mid-Atlantic and Southern states through its insurance subsidiaries Atlantic States Insurance Company and Southern Insurance Company of Virginia.